Exhibit 23

ISSUANCE OF A SHARE AGAINST NON-CASH CONTRIBUTION

(Deutsche Telekom Holding B.V.; contribution of T-Mobile US shares)

On this thirty-first day of December two thousand thirteen there appeared before me,

Rudolf van Bork, civil law notary officiating in Amsterdam, the Netherlands: _____________

Charlotte Sara Rozendaal, born in Apeldoorn, the Netherlands, on the seventh day of March nineteen hundred and eighty-nine, employed at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands, for the purposes hereof acting as authorized representative of: _____________

1.	Deutsche Telekom Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Maastricht, the Netherlands, and its principal place of business at Stationsplein 8 K, 6221 BT Maastricht, the Netherlands, registered with the Dutch trade register of the Chambers of Commerce under file number 33262314 (DT company code: 0153) (the Company); and __________________________

2.	T-Mobile Global Holding GmbH, a company with limited liability (Gesellschaft mit beschrankter Haftung) incorporated under the laws of the Federal Republic of Germany, having its official seat in Bonn, Germany, and its principal place of business at Langrabenweg 151, 53227 Bonn, Germany, registered with the trade register (Handelsregister) of the Lower Court (Amtsgericht) in Bonn, Federal Republic of Germany, under number HRB 12330 (DT company code: 0791) (TMGH). _____________

Powers of Attorney. ____________________________________________________

The authorization of the person appearing is evidenced by two (2) written powers of attorney, copies of which shall be attached to this deed (Annex I). ____________________________________________________

The person appearing declared the following: _______________________________________

WHEREAS: ________________________________________________________________

A.	On this thirty-first day of December two thousand thirteen, prior to the execution of this deed, the entire issued and outstanding share capital of the Company amounts to twenty thousand euro (EUR 20,000), divided into forty (40) registered shares (aandelen op naam) of five hundred euro (EUR 500) nominal value each, numbered 1 through 40 (the Outstanding Shares). ____________________________________________________

B.	All of the Outstanding Shares are held by TMGH. _______________________________________

C.

TMGH is also the holder of five hundred thirty-five million two hundred eighty six thousand seventy-seven (535,286,077) shares of one thousandth United States Dollar cent (USD 0.00001) nominal value each in the share capital of T-Mobile US, Inc., a company incorporated under the laws of the State of Delaware, United States of America, having its official seat in Bellevue, WA, United States of America, and its principal place of business at 12920 SE 38th Street, Bellevue, WA 98006, United States of America, registered with the Department of State, Division of Corporations in the State of Delaware, under company registration number 3775911 (T-Mobile US), constituting

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approximately sixty-seven per cent (67%) of the entire issued and outstanding share capital of T-Mobile US (the T-Mobile US Shares). _______________________________________

D.	On the nineteenth day of December two thousand thirteen, TMGH—in its capacity as the Company’s sole shareholder—resolved to issue one (1) new registered share of five hundred euro (EUR 500) nominal value, numbered 41, in the share capital of the Company (the New Share) to TMGH at par value, id est for an issue price of five hundred euro (EUR 500). _______________________________________
A photocopy of the written resolution in lieu of a meeting of TMGH (the Resolution) shall be attached to this deed (Annex II). __________________________

E.	It has been agreed by and between the Company and TMGH that the New Share shall be fully paid up by TMGH by means of a non-cash contribution consisting of the contribution and transfer of the T-Mobile US Shares (the Contribution) to the Company.

F.	With respect to the Contribution, the management board of the Company has prepared a written description of the T-Mobile US Shares (the Description) as prescribed in Section 2:204b subsection 1 of the Dutch Civil Code (DCC) in conjunction with Section 2:204a subsection 1 DCC. The Description has been signed by all members of the management board of the Company. _______________________________________
A photocopy of the Description shall be attached to this deed (Annex III). __________________________

G.	The Description states the value attributed to the T-Mobile US Shares and the valuation methods applied. The Description pertains to the condition of the Contribution on a date not earlier than six months prior to the date on which the New Share is subscribed for by TMGH. The Company deposited a copy of the Description at its offices for inspection by its shareholder(s) and other persons entitled to attend general meetings. ____________________

H.	In furtherance of effecting the foregoing, and subject to the terms set out in the Resolution and in this deed, the Company and TMGH hereby wish to realize: ____________________

(i)	to effect the issuance of the New Share by the Company to TMGH, as well as _________________________________

(ii)	the non-cash contribution and transfer of the T-Mobile US Shares by TMGH to the Company. ____________________

NOW THEREFORE, THE PERSON APPEARING DECLARED THAT THE COMPANY AND TMGH HAVE AGREED AS FOLLOWS: _______________________________________

CHAPTER I. Issuance of the New Share. _______________________________________

Article 1. Issuance. __________________________________________________________

1.1	Subject to the terms set out in the Resolution and in this deed, the Company hereby issues the New Share to TMGH and TMGH hereby accepts the New Share as such from the Company. _______________________________________

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1.2	The New Share shall be in registered form and no share certificate shall be issued for the New Share. _________________________________________________________________

1.3	The Company shall register the issuance of the New Share to TMGH in its register. _____________

Article 2. Payment Obligation. Share Premium. _______________________________________

2.1	The New Share is issued at par value, id est for an issue price of five hundred euro (EUR 500) and therefore in exchange for a payment obligation, expressed in cash, of five hundred euro (EUR 500) (the Payment Obligation). The Payment Obligation must be fulfilled by TMGH vis-à-vis the Company by contributing and transferring the T-Mobile US Shares to the Company.

2.2	If and to the extent the value of the T-Mobile US Shares exceeds the nominal value of the New Share (being five hundred euro (EUR 500), the balance shall constitute share premium (agio) and shall be allocated and administered as such in the share premium reserve that the Company maintains in its books and accounts. __________________________

2.3	As far as the Company and TMGH are aware, the value of the T-Mobile US Shares has not (substantially) decreased since the date to which the Description pertains. _____________

Article 3. Warranties of the Company. ____________________________________________________

The Company warrants to TMGH that, on this day, the following is correct: __________________________

(a)	the Company is a private company with limited liability duly incorporated and validly existing under the laws of the Netherlands; ____________________________________________________

(b)	the Company’s articles of associations were most recently amended by means of the execution of a notarial deed of amendment before a deputy of R. van Bork, aforementioned, on the twenty-third day of December two thousand thirteen; _____________

(c)	the issuance of the New Share to TMGH is effected with due observance of all statutory provisions of the DCC and provisions prescribed by the articles of association of the Company applicable thereto. _____________________________________

CHAPTER II. Non-Cash Contribution of the T-Mobile US Shares. __________________________

Article 4. Non-Cash Contribution and Transfer. Further Perfection with regard to the T-Mobile US Shares. ____________________________________________________

4.1	TMGH hereby contributes and transfers the T-Mobile US Shares to the Company, and the Company hereby accepts the same from TMGH._______________________________________
TMGH hereby represents to the Company that any further formalities or transactions which, pursuant to rules of the laws of the State of Delaware, or other rules applicable to T-Mobile US or the T-Mobile US Shares, are required for a transfer of the full and unencumbered ownership to the T-Mobile US Shares to the Company, shall be effected forthwith. The Company shall, insofar as necessary, fully cooperate to effect such transfer. ____________________________________________________

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4.2	If the contribution of the T-Mobile US Shares to the Company is not fully effected at the moment this deed is executed, such contribution shall have effect to the fullest economic extent. ___________________________________________________

4.3	As from the execution of this deed, the 7-Mobile US Shares are entirely for the sole account and risk of the Company. ____________________________________________________

Article 5. Warranties of TMGH. _________________________________________________________________

5.1	TMGH warrants to the Company that, on this day, the following is correct: __________________________

(a)	T-Mobile US is a legal entity, duly incorporated and validly existing under the laws of the State of Delaware, the United States of America; _______________________________________

(b)	T-Mobile US has not been declared bankrupt or insolvent, has not been placed in receivership or moratorium, is not in the process of a court-ordered reorganization or restructuring, has not been dissolved and is not subject to any similar process; __________________________

(c)	the T-Mobile US Shares constitute approximately sixty-seven per cent (67%) of the issued share capital of T-Mobile US; _______________________________________

(d)	the T-Mobile US Shares are fully paid-up; ____________________________________________________

(e)	TMGH has the full and unencumbered right of ownership to the T-Mobile US Shares and is fully authorized to transfer the T-Mobile US Shares to the Company; __________________________

(f)	it has been duly authorized by all requisite corporate action on the part of TMGH to transfer the T-Mobile US Shares to the Company; _______________________________________

(g)	the T-Mobile US Shares are not subject to rights of third parties or obligations to transfer to third parties or claims based on contract of any nature. __________________________

5.2	TMGH also warrants to the Company:____________________________________________________

(a)	if and insofar as it is a requirement for a full and unencumbered transfer of the T-Mobile US Shares to the Company, that the approval or consent of T-Mobile US or of any third party is obtained, such approval or consent is obtained or duly waived; and _____________

(b)	by the execution of this deed and, if necessary, by the formalities and transactions referred to in Article 4.1 above, the T-Mobile US Shares are fully and without encumbrances acquired by the Company. ______________________________

In case any of the formalities and transactions referred to in Article 4.1 above are still to be effected, TMGH warrants to the Company that the data set out in Articles 5.1 and 5.2 above shall remain correct until such time as these formalities and transactions are effected. ______________________________________________________________________________

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Article 6. Powers of Attorney. _________________________________________________________________

The Company and TMGH hereby grant full and irrevocable power of attorney to each other, and the Company and TMGH each hereby grant full and irrevocable power of attorney to T-Mobile US and to each member of the management board of T-Mobile US, to each of such individuals and legal entities severally, with the right of

CHAPTER III. Final Provisions. _________________________________________________________________

Article 7. No Rescission (geen ontbinding). _________________________________________________________

The Company and TMGH waive the right to rescind the agreement laid down in this notarial deed or to demand rescission thereof. __________________________________________________________

Article 8. Governing law and Jurisdiction.

This deed shall be governed by and construed in accordance with the laws of the Netherlands, with the understanding that the formalities regarding the transfer of the legal title to the T-Mobile US Shares shall be governed by and construed in accordance with the laws of the State of Delaware, the United States of America. ____________________________________________________

End. ___________________________________________________________________________________________________

The person appearing is known to me, civil law notary. ___________________________________________________________

This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

(Was signed: C.S. Rozendaal; R. van Bork).

ISSUED FOR TRUE COPY